Exhibit 10.1

October 24, 2014

Lisa Evans

evanslisac@yahoo.com

Dear Lisa:

It gives me great pleasure to confirm in writing the offer of employment that we have discussed. I am extremely excited at the prospect of partnering with you, and believe that your leadership style, demonstrated retail acumen and broad experience are a tremendous fit with our Company’s culture, our senior management group and merchandising team. As importantly, I believe that Gordmans offers you the opportunity to optimize your tremendous skills and potential, immediately and well into the future. Here are the specifics of our offer:

Start Date: TBD, on or about January 5th, 2015

Position: EVP Chief Merchandising Officer

Supervisor: Andy Hall, President & CEO

Salary: You will receive a biweekly base salary of $15,384.62 (26 biweekly periods per year) which, when annualized, would equate to $400,000.00. Paydays are every other Friday.

Annual Bonus: You will be eligible to participate in the Incentive Compensation Program for Officers according to the terms of that program. The annual bonus target for your position, assuming the performance thresholds are reached, is approximately 45% of the base salary in effect at the start of the fiscal year, with a maximum of 90%.

Equity Participation: On your start date, you will be granted options to acquire 70,000 shares of the Company’s common stock, pursuant to a Non-Qualified Stock Option Agreement. The exercise price of the stock options will be equal to the market price on the date of grant and the rate of vesting will be 25% per year beginning on the first anniversary of the grant date, based upon the provisions of the Non-Qualified Stock Option Agreement.

During our scheduled Long Term Incentive review period in June of 2015, you will also be granted equity instruments valued at 70% of your base salary. These instruments will be a combination of restricted stock and stock options to acquire shares of the Company’s common stock, pursuant to a Restricted Stock Agreement and a Non-Qualified Stock Option Agreement issued under the 2010 Omnibus Incentive Compensation Plan. For example, with your base salary of $400,000, your equity participation would be valued at $280,000.00. For purposes of determining the number of shares of restricted stock and stock options, we value our restricted stock to be equal to 95% of the FMV of the Company’s stock for the 30 days prior to the date the grants are approved by our Board of Directors and the options are valued at 50% of the FMV for the 30 days prior to the approval date. The exercise price of the stock options, however, will be equal to the actual market price on the date of grant. The rate of vesting for the stock options will be 25% per year beginning on the first anniversary of the grant date, based upon the provisions of the Restricted Stock and Non-Qualified Stock Option agreements, as applicable.

The formal Restricted Stock and Non-Qualified Stock Option agreements will be drafted and sent to you for your review and signature as soon as administratively possible after the date of grant, which is pending board of directors approval.

As an Officer-level associate with Gordmans, you will be eligible for additional annual equity awards at the discretion of Gordmans management.

Relocation: Your eligible expenses in relocation and commuting from Atlanta to Omaha will be reimbursed in accordance with company policy. The details of this policy are explained more fully in the separate documents titled Relocation Repayment Agreement and Gordmans Relocation Policy Tier 3 Homeowner. Gordmans will cover a maximum of $120,000.00 in eligible expenses including house hunting trips, closing costs, down payments, commissions, travel expenses while commuting, apartment rent expenses and moving van expenses. Eligible expenses will be covered up to three years from your start date.

Benefits: During the 60-day waiting period for benefits, Gordmans will subsidize any COBRA healthcare payments that you may be making to your previous employer such that your net cost is no more than you would pay as an active participant under our healthcare plan. Note that officers are eligible for four weeks of vacation each year. A complete listing of benefits and eligibility requirements will be provided.

Performance Review: Your performance will be formally evaluated at the end of each fiscal year against the objectives agreed to by you and your supervisor. Your salary will be adjusted annually according to the degree of attainment of those objectives. You will receive a pro-rated performance review (based on length of service) on or about May 1, 2016 and annually thereafter.

Separation of Employment: Our relationship will be based on mutual respect and consent, and therefore will continue only as long as both parties find the relationship to be satisfactory. Accordingly, you are free to terminate your employment with proper notice whenever you feel it would be in your best interest to do so. By the same token, Gordmans reserves the right to terminate employment whenever, in its discretion, it feels necessary to do so. This is known as employment “at-will.” If, however, your employment is terminated by Gordmans without cause or within nine months of a change in control, the location of your place of work is moved more than 50 miles, or the position and scope of your responsibilities are significantly reduced, then, subject to execution of a release of claims against us, you will receive salary continuation up to the earlier of (a) the period of time equal to the number of months you were employed by Gordmans, not to exceed six months, and (b) the date on which you are employed by a third party. Additionally, you will receive continued medical and dental coverage during this period. If termination occurs for cause, you will not be entitled to any compensation whatsoever from Gordmans beyond the last day worked. “Cause” for termination of employment is defined, in the reasonable opinion of the President & CEO of the Company, as (i) willful or deliberate misconduct as an employee of the Company; (ii) misappropriation or misuse of the Company’s trade secrets or proprietary information, including the disclosure of confidential information to others; (iii) any act of embezzlement or fraud against the Company or its customers or vendors, or dishonesty; (iv)

any conduct which is or may be injurious to the Company (including its reputation), its customers, or its vendors; (v) any immoral or illegal conduct; and (v) negligence which manifests culpability, wrongful intent, evil design, or substantial disregard of Gordmans’ interests or of your duties and obligations. You will not be entitled to any severance or payment beyond your last day worked if you terminate your employment with Gordmans.

Business Ethics/Conflict of Interest: Please carefully read the enclosed Business Ethics/Conflict of Interest policy and sign the Handbook Acknowledgement. This offer of employment, and your continuing employment, is conditional upon the absence of any conflicts of interest as defined in our policy.

Identity/Employment Eligibility: This offer of employment is contingent upon the favorable results of your background check. It is also contingent on your ability to provide appropriate original documentation verifying your identity and eligibility to work in the United States as required by The Immigration Reform and Control Act. The attached “List of Acceptable Documents” outlines the documentation that we are required to review. Please bring one document from List A OR one document from List B AND one document from List C on your first day of employment. Should you be unable to provide the necessary documents within the government mandated 72 hours, your employment may be terminated.

This letter contains all the specifics of our offer and any changes must be in writing and signed by Gordmans. Please indicate your formal acceptance of this offer of employment with Gordmans by returning a signed copy of this letter to me as soon as possible. Please scan the signed letter and acknowledgement to Roger Glenn at roger.glenn@gordmans.com.

Lisa, if you have any questions about the specifics of this offer, please don’t hesitate to call me. We are very confident that your talents and experience will enable you to make a significant positive impact on the Gordmans shopping experience as well as the work experience. Once again, I am extremely enthusiastic about the prospect of working together, as is our entire management team, and greatly appreciate your giving this offer every consideration.

Best regards,

Andy Hall

Andy Hall

ACCEPTED AND AGREED:

Signature	/s/ Lisa Evans	Date	November 20, 2014
Lisa Evans

LIST OF ACCEPTABLE DOCUMENTS

List A	List B	List C
Documents that Establish Both Identity and Employment Eligibility	Documents that Establish Identity	Documents that Establish Employment Eligibility

1.     U.S. Passport or U.S. Passport card

2.     Certificate of U.S. Citizenship (INS Form N-550 or N-561).

3.     Certificate of Naturalization (INS Form N-550 or N-570).

4.     Unexpired foreign passport, with I-551 stamp or attached INS Form I-94 indicating unexpired employment authorization.

5.     Alien Registration Receipt Card with photograph (INS Form I-151 or I-551).

6.     Unexpired Temporary Resident Card (INS Form I-668).

7.     Unexpired Employment Authorization Card (INS Form I-668A).

8.     Unexpired Reentry Permit (INS Form I-327).

9.     Unexpired Refugee Travel Document (INS Form I-571).

10.   Unexpired Employment Authorization Document issued by the INS which contains a photograph (INS Form I-688B).

1.     Driver’s license or ID card by a state or outlying possession of the U.S. provided it contains a photograph or information such as name, date of birth, sex, height, eye color, and address.

2.     ID card issued by federal, state, or local government agencies or entities provided it contains a photograph or information such as name, date of birth, sex, height, eye color, and address.

3.     School ID card with a photograph.

4.     Voter’s registration card.

5.     U.S. Military card or draft record.

6.     Military dependent’s ID card.

7.     U.S. Coast Guard Merchant Mariner Card.

8.     Native American tribal document.

9.     Driver’s license issued by a Canadian government authority.

10.   School record or report card.

11.   Clinic, doctor, or hospital record.

12.   Day-care or nursery school record.

1.     U.S. Social Security Card issued by the Social Security Administration (other than a card stating it is not valid for employment).

2.     Certification of Birth Abroad issued by the Department of State (Form FS-545 or Form DS-1350).

3.     Original or certified copy of a birth certificate issued by a state, county, municipal authority or outlying possession of the U.S. bearing an official seal.

4.     Native American tribal document.

5.     U.S. Citizen ID Card (INS Form I-197).

6.     ID Card for use of Resident Citizen in the U.S. (INS Form I-179).

7.     Unexpired employment authorization document issued by the INS (other than those listed under List A).